                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               TRC Companies, Inc.
                               -------------------
                                (Name of Issuer)


                     Common Stock, par value $.10 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    872625108
                                    ---------
                                 (CUSIP Number)


                                February 14, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [x]  Rule 13d-1(c)

                  [ ]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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  CUSIP No 872625108                  SCHEDULE 13G/A           Page 2 of 5 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

         The Clark Estates, Inc.
         13-5524538
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------

                           5.       SOLE VOTING POWER         722,050
NUMBER OF         --------------------------------------------------------------
SHARES
BENEFICIALLY      6.       SHARED VOTING POWER                0
OWNED BY
EACH              --------------------------------------------------------------
REPORTING
PERSON WITH       7.       SOLE DISPOSITIVE POWER             722,050
--------------------------------------------------------------------------------

                           8.       SHARED DISPOSITIVE POWER  0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         722,050
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

[  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

CUSIP No 872625108                  SCHEDULE 13G/A           Page 3 of 5 Pages

ITEM 1(A).  NAME OF ISSUER:

            TRC Companies, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            5 Waterside Crossing
            Windsor, Connecticut  06095

ITEM 2(A).  NAME OF PERSON FILING:

            The Clark Estates, Inc.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            One Rockefeller Plaza
            31st Floor
            New York, New York 10020

ITEM 2(C).  CITIZENSHIP:

            New York

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.10 per share

ITEM 2(E)   CUSIP NUMBER:

            872625108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a)   [ ]  Broker or dealer registered under Section 15 of the Exchange
                 Act.
      (b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
      (c)   [ ]  Insurance company as defined in Section 3(a)(19) of the
                 Exchange Act.
      (d)   [ ]  Investment company as defined in Section 8 of the Investment
                 Company Act.
      (e)   [ ]  An investment adviser in accordance with
                 Rule 13d-1(b)(1)(ii)(E).
      (f)   [ ]  An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F).
      (g)   [ ]  A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G).
      (h)   [ ]  A savings association as defined in Section 3(b) of the
                 Federal Deposit Insurance Act.
      (i)   [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
      (j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



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  CUSIP No 872625108                  SCHEDULE 13G/A           Page 4 of 5 Pages


                       N/A

ITEM 4.     OWNERSHIP:

      (a)   Amount beneficially owned:     722,050 (the "Shares")

      (b)   Percent of class:     5.4%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:   722,050

            (ii)  Shared power to vote or to direct the vote:     0

            (iii) Sole power to dispose or to direct the
                  disposition of:     722,050

            (iv)  Shared power to dispose or to direct the
                  disposition of:  0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares. None of such persons has an interest exceeding five percent.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:


            N/A


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            N/A

ITEM 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or


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CUSIP No 872625108                  SCHEDULE 13G/A           Page 5 of 5 Pages

influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 21, 2003
                                                    THE CLARK ESTATES, INC.

                                                    By:   /s/ Kevin S. Moore
                                                          ----------------------
                                                          Name:  Kevin S. Moore
                                                          Title:  President